Exhibit 99.1

Media
& Analysts:	Derick Smith
(713) 627-4963

Date:	November 30, 2010
Spectra Energy Partners Acquires Additional 24.5 Percent Interest in
Gulfstream Natural Gas System, L.L.C. from Spectra Energy Corp
•	Expect acquisition to be accretive to cash available for distribution

•	Increases ownership interest in Gulfstream Natural Gas System, L.L.C. to 49 Percent
HOUSTON — Spectra Energy Partners, LP (NYSE: SEP) today announced it has acquired an additional 24.5 percent interest in Gulfstream Natural Gas System, L.L.C. (Gulfstream) from Spectra Energy Corp (NYSE: SE) for approximately $330 million, consisting of approximately $66 million in newly-issued partnership units, the assumption of approximately $7.4 million in debt owed to a subsidiary of Spectra Energy Corp, and approximately $256.6 million in cash. The acquisition increases Spectra Energy Partners’ interest in Gulfstream to 49 percent.
Gulfstream owns a 745-mile interstate natural gas transportation system, which extends from Pascagoula, Miss., and Mobile, Ala., across the Gulf of Mexico into Florida and has market delivery capability of 1.26 billion cubic feet per day (Bcf/day) of natural gas.
Spectra Energy Partners expects the transaction to be accretive to cash available for distribution on a per unit basis.
“Gulfstream’s pipeline is a well-positioned asset with a portfolio of long-term, fee-based contracts and a solid position in the Florida market,” said Gregory J. Rizzo, president and chief executive officer. “We are pleased to have an additional stake in Gulfstream which further enhances Spectra Energy Partners’ profile of steady, fee-based cash flows and aligns nicely with our strategy to deliver value to our investors,” continued Rizzo.

To fund its cash consideration of approximately $256.6 million, the Company utilized its existing credit facility. It expects long-term financing for the transaction to be a combination of debt and equity.
The terms of the transaction were unanimously approved by the Board of Directors of the general partner of Spectra Energy Partners’ general partner, based on the unanimous approval and recommendation of the Board’s conflicts committee, which is comprised entirely of independent directors. The conflicts committee engaged Tudor, Pickering, Holt & Co. Securities, Inc. to act as its financial advisor and Andrews & Kurth LLP to act as its legal advisor.
Forward-Looking Statements
This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop domestic pipeline, storage, gathering and other infrastructure projects and the effects of competition; the performance of natural gas transmission, storage and gathering facilities; the extent of success in connecting natural gas supplies to transmission and gathering systems and in connecting to expanding gas markets; the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by the forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,100 miles of transmission and gathering pipeline and approximately 49 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.26 Bcf of natural gas per day from growing supply areas to high demand markets.
About Spectra Energy Corp
Spectra Energy Corp, a FORTUNE 500 company, is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For nearly a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 19,100 miles of transmission pipeline, more than 305 billion cubic feet of storage, as well as natural gas gathering and processing, natural gas liquids operations and local distribution assets. The company also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Spectra Energy is a member of the Dow Jones Sustainability World and North America Indexes and the U.S. S&P 500 Carbon Disclosure Project’s Leadership Index for both Carbon Performance and Disclosure. For more information, visit www.spectraenergy.com.
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